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                            First Level Capital, Inc.
                                 4183 Shell Road
                             Sasasota, Florida 34242


                                   NOLBO, INC.


                                 300,000 Shares


                            SELECTED DEALER AGREEMENT

                                                                        , 1999

Dear Sirs:

         Subject to the terms and conditions of the Underwriting Agreement with Nolbo, Inc. (the "Company"), we have been employed to find purchasers for an aggregate of 300,000 shares of Common Stock (the "Shares") as more fully described in and subject to the conditions set forth in the Prospectus contained in the Registration Statement with respect to the Shares, which has become effective.

         As Underwriter, we are offering to certain selected dealers, who are $100,000 net capital broker/dealers and members in good standing of the National Association of Securities Dealers, Inc. or foreign dealers who are not eligible for membership in said Association and who will agree to be bound by the Rules of Fair Practice of said Association and agree not to sell such Shares to any purchaser in the United States of America or to persons who they have any reason to believe are residents of the United States of America (herein collectively called the Selected Dealers), the right as set forth herein to obtain subscriptions to a portion of these Shares at the public offering price of $_____ per Share, as set forth below and on the following terms and conditions.

         1. TERMS AND CONCESSIONS: We expressly reserve the right to accept or reject subscriptions in our discretion, either in whole or in part, and to allot.

                  Except as may be otherwise expressly agreed, we agree to allow a concession of $_____ per Share on all Shares confirmed by us. We reserve the right to modify or change, but not decrease, the foregoing concession, and shall be under no obligation to allow the same concession to all Selected Dealers.

         2. DELIVERY AND PAYMENT: You will notify us in writing when you have obtained subscriptions to the Shares allotted to you and have received the purchase price therefor. You agree and covenant to transmit subscriptions in full and without deduction for concessions



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promptly upon the receipt thereof, directly to, and for deposit in the escrow account with_____________________, with a mailing address of 2 Broadway, New York, NY 10004 being maintained for the benefit of the subscribers, where they will be held until paid to the Company on the closing date, hereinafter specified or until returned to the respective subscribers. In the event that subscriptions for at least 200,000 Shares are obtained, you will receive a notice from us to that effect specifying a closing date (which shall be at least three full business days subsequent to such notice) on which delivery will be made to you of Shares for which you have found subscribers. The closing shall be held at the offices of____________________ or at such other place as we shall notify you, at 12:00 noon, on such closing date. In the event that at least 200,000 Shares are not sold by ____________, 1999 (extendable at the mutual agreement of the Company and us until ____________, 1999, plus an additional 10 business days which may be required for collection of checks), you will be so notified, and you covenant and agree, in such event, that the proceeds of all subscriptions received by you (other than those subscriptions returned directly by the Escrow Agent) shall be returned without any deduction whatsoever and without interest to the respective subscribers promptly upon receipt of notice from us. Delivery of certificates for Shares subscribed for by purchasers found by you and confirmed by us hereunder will take place at the closing or as soon thereafter as practicable.

                  You shall instruct customers to make payment for subscriptions to the order of "__________ f/b/o "Nolbo, Inc." You acknowledge that you are familiar with NASD Notice to Members 84-7, dated January 30, 1984, and that in accordance therewith, you will forward all customers' checks received as payment for subscriptions directly to the___________ . at the address above stated by 12:00 Noon of the next business day. All checks shall be in good funds in an amount equal to the public offering price of the Shares subscribed for. Copies of all transmittal letters to the _____________. shall be contemporaneously sent to our office. In the event that customers' checks are made out to your order then you agree to promptly forward your own check or wire funds to said escrow account or to endorse the check to the order of the_____________. Please be advised that: (i) only non-affiliated $100,000 net capital broker/dealers may forward their own check or wire funds or endorse checks to the order of the escrow account; and (ii) in the event customers inadvertently make checks payable to a broker/dealer who is not a non-affiliated $100,000 net capital broker/dealer, such checks must be returned to such customers so that they can be made payable to "_________. f/b/o Nolbo, Inc."

                  Certificates delivered will be in customers' names where practicable and the balance in street name. Settlement for concessions payable will be made as promptly as practicable after delivery of certificates. In the event that payment is not made on a check for an accepted subscription as above provided, we may, in addition to any other remedies provided by law, cancel such subscription by letter, telephone or telegraph notice to you.

         3. OFFERING: Selected Dealers may immediately offer Shares for sale and take orders therefor, but only subject to confirmation. We, in turn, are prepared to receive subscriptions and orders, subject, as set forth above, to acceptance and allotment by us in whole or in part. Orders transmitted to us by telephone should be confirmed by you by letter or telegram.


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                  You agree to make a bona fide public offering of said Shares but you will not offer or sell any of such shares below the public offering price before the termination of this Agreement. You also agree to abide by all applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Rules and Regulations under such acts and the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and, in particular Section 24 of such Rules of Fair Practice.

                  No expenses shall be charged to Selected Dealers; however, you shall pay any transfer tax on sales of the Shares by you and you shall pay your proportionate share of any transfer tax or other tax in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

                  You further agree not to sell any of the Shares offered hereunder to any officer, director, controlling stockholder, partner, employee or agent of your organization, or member of the immediate family of any such person, except as permitted under the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and the interpretations thereof.

         4. TERMINATION: This Agreement shall terminate on the close of business on _______, 1999, unless extended at the mutual agreement of the Company and us until the close of business on _________, 1999.

                  You understand that the offering is being made on a "best efforts all or none" basis with respect to 200,000 Shares, and on a "best efforts" basis with respect to the remaining 100,000 Shares in accordance with the terms of the Underwriting Agreement and will be terminated in the event at least 200,000 Shares are not sold in accordance with the terms thereof. In such event, none of the Shares to be sold hereunder shall be issued or sold; and you agree that in such case you will promptly return all funds received by you and which you may still be holding on account of proposed purchases of the Shares by the persons who tendered the same, without any deduction whatsoever. In the event of any such termination, we shall have no responsibility to you.

                  Notwithstanding such termination, you may remain liable to the extent provided by law for your proportionate amount of any claim, demand or liability which may be asserted against you alone or against you together with other Selected Dealers and/or us, based upon the claim that the Selected Dealers or any of them and/or we constitute an association, an unincorporated business, or any other separate entity.

         5. USE OF PROSPECTUS: Neither you nor any other person is authorized by the Company or by us to give any information or make any representation other than those contained in the Prospectus in connection with the sale of the Shares and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by us. You also agree to deliver a copy of the Prospectus to each prospective purchaser as required by the Securities Act of 1933, as amended, and by the Rules and Regulations thereunder. Additional copies of the Prospectus will be supplied in reasonable quantity upon request.

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                  You are not authorized to act as our agent or as agent for the
Company in offering the Shares to the public or otherwise. Nothing contained herein or otherwise shall constitute Selected Dealers partners with us or with one another.

         6. UNDERWRITER'S AUTHORITY: We shall have authority to take such action as we deem advisable in respect of all matters pertaining to the offering or arising hereunder. We and our agents shall be under no liability to you for or in respect of the authorization, issue, full payment and validity of the Shares; for or in respect of the form of, or the statements contained in or omitted from the Prospectus, the Underwriting Agreement, or other instruments executed by the Company or by others; for or in respect of the delivery of the Shares or the performance by the Company or by others of any agreement on its or their part; for or in respect of the qualification of the Shares for sale under the laws of any jurisdiction; or for or in respect of any other matter connected with this Agreement, except agreements expressly assumed by us herein and for lack of good faith. No obligation not expressly assumed herein shall be implied; provided that nothing herein contained shall be deemed to deny, exclude or impair any liability imposed upon us or our agents as an underwriter by the Securities Act of 1933, as amended, and the Rules and Regulations thereunder.

         7. APPLICABLE SECURITIES LAWS: This offer to you to enter into this Agreement and thereby become a Selected Dealer is conditioned upon your being qualified under applicable securities laws, if any, to act as a dealer or broker in securities and upon your being a member in good standing of the National Association of Securities Dealers, Inc. This offer is also being made to foreign dealers who are not eligible for membership in said association and who will agree to be bound by the Rules of Fair Practice of said Association, including but not limited to Sections 8, 24, 25 and 36 of Article III thereof, and who further agree not to sell such Shares to any purchaser within the United States of America or to persons who they have any reason to believe are residents of the United States of America.

                  Upon application, we will inform you as to the states in which we are advised the Shares have been qualified for sale or are exempt from qualification under applicable securities laws; but we assume no responsibility or obligation by reason of such information as to the right of the Company or any Selected Dealer to offer or sell such Shares in any state. Pursuant to the provisions of Article 23-A of the General Business Law of the State of New York, we have filed a Further State Notice in respect to the offering and sale of the Shares in the State of New York.

         8. COMMUNICATIONS: All communications from you to us should be addressed to First Level Capital, Inc.,4183 Shell Road, Sasasota, Florida 34242. All communications from us and/or the Company to you shall be deemed to have been duly given if mailed, telegraphed or telephoned to you at the address to which this letter is mailed, unless written notification shall be received from you of a change in address.

         If you desire to become a Selected Dealer, please advise us immediately by signing and returning to us the form of acceptance attached hereto.

                                               Very truly yours,


                                               First Level Capital, Inc.


                                               By:
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First Level Capital, Inc.
4183 Shell Road
Sasasota, Florida 34242


           We agree to become a Selected Dealer with respect to the offering of 300,000 Shares of Common Stock (the "Shares") of Nolbo, Inc. at the public offering price of $6.00 per Share as outlined in this Agreement, and we acknowledge receipt of the Prospectus, dated _______________, 1998 relating to such Shares.

           We agree to obtain subscriptions, on the terms set forth in this Agreement, for _________________ Shares of Nolbo, Inc. and, upon receipt of payment from subscribers, to remit payment directly to the escrow agent before noon of the next business day following receipt thereof.

           We confirm that we are a member in good standing of the National Association of Securities Dealers, Inc. and we agree to abide by the "Rules of Fair Practice" of the Association and the interpretations thereof. We also confirm that in connection herewith, we have relied solely on the Prospectus and upon no other representations or statements whatsoever.


Dated: _____________, 1999


                                                  -----------------------------
                                                     (Name of Selected Dealer)


                                                  -----------------------------
                                                              (Address)

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                                                  -----------------------------
                                                         (Telephone Number)


                                                By
                                                  -----------------------------
                                                               (Title)


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